As Filed With the Securities and Exchange Commission on March 1, 2010
 Registration No. 333-157623

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
DELAWARE	95-4405754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Newport Center Drive, 7th Floor
Newport Beach, California 92660
(949) 480-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul R. Ryan
Chief Executive Officer
500 Newport Center Drive, 7th Floor
Newport Beach, California  92660
(949) 480-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mark L. Skaist, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California  92660
(949) 725-4000

Approximate Date Of Commencement Of Proposed Sale To The Public: When deemed appropriate after the effective date of this registration statement.
            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment that shall become effective upon filing with the commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer☑	Non-accelerated filer ☐	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2010

PROSPECTUS

$55,786,321

ACACIA RESEARCH CORPORATION

COMMON STOCK
WARRANTS

By this prospectus, we may offer, from time to time:

●	shares of our common stock;
●	warrants to purchase shares of our common stock; or
●	any combination of the foregoing.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, carefully before you decide to invest in any securities.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by the applicable prospectus supplement

 Our common stock is traded on The NASDAQ Global Market under the ticker symbol “ACTG.” On February 26, 2010, the last reported sale price of our common stock was $9.92 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on The NASDAQ Global Market or any other securities market or other exchange of the securities, if any, covered by the prospectus supplement.

Investing in our securities involves substantial risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 and contained in the applicable prospectus supplement, any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2010

TABLE OF CONTENTS

About this Prospectus.	5

Prospectus Summary	6

Risk Factors	12

Cautionary Statement Concerning Forward-Looking Information	22

Use of Proceeds	23

Plan of Distribution	23

Description of Warrants	25

Experts	26

Legal Matters	26

Where You Can Find More Information	26

Incorporation of Certain Information By Reference	27

Disclosure of Commission Position on Indemnification for Securities Act Liability	27

ABOUT THIS PROSPECTUS

            This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of our common stock and warrants to purchase our common stock in one or more offerings for a total dollar amount of up to $55,786,321. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. It is important for you to consider the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” on page 26 of this prospectus.

            You should rely only on the information contained in this prospectus, including the content of all documents now or in the future incorporated by reference into the registration statement of which this prospectus forms a part, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information, and you must not rely upon any information not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 12, THE INFORMATION INCORPORATED BY REFERENCE, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES, AND THE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

As used in this prospectus, “we,” “us” and “our” refer to Acacia Research Corporation and/or its wholly owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of our wholly owned operating subsidiaries.

ABOUT ACACIA RESEARCH CORPORATION

BUSINESS

General

Our operating subsidiaries acquire, develop, license and enforce patented technologies.  Our operating subsidiaries generate license fee revenues and related cash flows from the granting of licenses for the use of patented technologies that our operating subsidiaries own or control.  Our operating subsidiaries assist patent owners with the prosecution and development of their patent portfolios, the protection of their patented inventions from unauthorized use, the generation of licensing revenue from users of their patented technologies and, if necessary, with the enforcement against unauthorized users of their patented technologies.

We are a leader in licensing patented technologies and have established a proven track record of licensing success with over 740 license agreements executed to date, across 60 of our technology license programs.  Currently, on a consolidated basis, our operating subsidiaries own or control the rights to over 140 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.

CombiMatrix Group Split-Off Transaction and Related Discontinued Operations.  In January 2006, our board of directors approved a plan for our former wholly owned subsidiary, CombiMatrix Corporation, or CombiMatrix, the primary component of our life science business, known as the CombiMatrix group, to become an independent publicly-held company.  On August 15, 2007, or the Redemption Date, CombiMatrix was split-off from us through the redemption of all outstanding shares of Acacia Research-CombiMatrix common stock in exchange for the distribution of new shares of CombiMatrix common stock, on a pro-rata basis, to the holders of Acacia Research-CombiMatrix common stock on the Redemption Date.  We refer to this transaction as the Split-Off Transaction.  Subsequent to the Redemption Date, we no longer own any equity interests in CombiMatrix and the CombiMatrix group is no longer one of our business groups.   Subsequent to the Split-Off Transaction, our only business is our intellectual property licensing business.

Refer to Note 11 to our consolidated financial statements, included elsewhere herein, for information regarding presentation of the assets, liabilities, results of operations and cash flows for the CombiMatrix group as “Discontinued Operations,” for all periods presented, in accordance with guidance set forth in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 205-20 “Discontinued Operations,” or ASC Topic 205-20.

Capital Structure.  Pursuant to the terms of the Split-Off Transaction, all outstanding shares of Acacia Research-CombiMatrix common stock were redeemed, and all rights of holders of Acacia Research-CombiMatrix common stock ceased as of the Redemption Date, except for the right, upon the surrender to the exchange agent of shares of Acacia Research-CombiMatrix common stock, to receive new shares of CombiMatrix common stock.  As a result of, and immediately following, the consummation of the Split-Off Transaction, our only class of common stock outstanding was our Acacia Research-Acacia Technologies common stock.

On May 20, 2008, our stockholders approved an amendment and restatement of our Certificate of Incorporation to eliminate all references to Acacia Research-CombiMatrix common stock and all provisions relating to the rights and obligations of the Acacia Research-CombiMatrix common stock.  In addition, the amendment and restatement changed the name of the “Acacia Research-Acacia Technologies common stock” to “common stock,” and our common stock is the only class of common stock authorized and issuable.

Other

We were originally incorporated in California in January 1993 and reincorporated in Delaware in December 1999.  Our website address is www.acaciaresearch.com.  We make our filings with the Securities and Exchange Commission, or the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, available free of charge on our website as soon as reasonably practicable after we file these reports.  In addition, we post the following information on our website:

•	our corporate code of conduct, our code of conduct for our board of directors and our fraud policy; and

•	charters for our audit committee, nominating and corporate governance committee, disclosure committee and compensation committee.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.  The public can obtain any documents that we file with the SEC at http://www.sec.gov.

BUSINESS OVERVIEW

Intellectual Property Licensing Business

Our operating subsidiaries acquire, develop, license and enforce patented technologies.  Our operating subsidiaries generate license fee revenues and related cash flows from the granting of licenses for the use of patented technologies that our operating subsidiaries own or control.  Our operating subsidiaries assist patent owners with the prosecution and development of their patent portfolios, the protection of their patented inventions from unauthorized use, the generation of licensing revenue from users of their patented technologies and, if necessary, with the enforcement against unauthorized users of their patented technologies. Currently, on a consolidated basis, our operating subsidiaries own or control the rights to over 140 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.  Refer to “Patented Technologies” below for a partial summary of patent portfolios owned or controlled by certain of our operating subsidiaries.

We are a leader in patent licensing and our operating subsidiaries have established a proven track record of licensing success with more than 740 license agreements executed to date.  To date, on a consolidated basis, we have generated revenues from 60 of our technology licensing and enforcement programs.  Our professional staff includes in-house patent attorneys, licensing executives, engineers and business development executives.

Our partners are primarily individual inventors and small companies who have limited resources and/or expertise to effectively address the unauthorized use of their patented technologies, and also include large companies seeking to effectively and efficiently monetize their portfolio of patented technologies. In a typical partnering arrangement, our operating subsidiary will acquire a patent portfolio, or acquire rights to a patent portfolio, with our partner receiving an upfront payment for the purchase of the patent portfolio or patent portfolio rights, or receiving a percentage of our operating subsidiaries net recoveries from the licensing and enforcement of the patent portfolio, or a combination of the two.

Under U.S. law, an inventor or patent owner has the right to exclude others from making, selling or using their patented invention. Unfortunately, in the majority of cases, infringers are generally unwilling, at least initially, to negotiate or pay reasonable royalties for their unauthorized use of third-party patents and will typically fight any allegations of patent infringement.  Inventors and/or patent holders without sufficient financial or expert technical resources to bring legal action may lack credibility in dealing with unwilling licensees and as a result, are often blatantly ignored.

As a result of the common reluctance of patent infringers to negotiate and ultimately take a patent license for the use of third-party patented technologies without at least the threat of legal action, patent licensing and enforcement often begins with the filing of patent enforcement litigation.  However, the majority of patent infringement contentions settle out of court, based on the strength of the patent claims, validity, and persuasive evidence and clarity that the patent is being infringed.

We execute patent licensing arrangements with users of our patented technologies through willing licensing negotiations without the filing of patent infringement litigation, or through the negotiation of license and settlement arrangements in connection with the filing of patent infringement litigation.

Business Model and Strategy

Overview

The business model associated with the licensing and enforcement activities conducted by our operating subsidiaries is summarized in the following illustration:

Key Elements of Business Strategy

Our intellectual property acquisition, development, licensing and enforcement business strategy, conducted solely by our operating subsidiaries, includes the following key elements:

•	Identify Emerging Growth Areas where Patented Technologies will Play a Vital Role

The patent process breeds, encourages and sustains innovation and invention by granting a limited monopoly to the inventor in exchange for sharing the invention with the public. Certain technologies, including several of the technologies controlled by our operating subsidiaries, some of which are summarized below, become core technologies in the way products and services are manufactured, sold and delivered by companies across a wide array of industries.  Our operating subsidiaries identify core, patented technologies that have been or are anticipated to be widely adopted by third parties in connection with the manufacture or sale of products and services.

•	Contact and Form Alliances with Owners of Core, Patented Technologies

Often individual inventors and small companies have limited resources and/or expertise and are unable to effectively address the unauthorized use of their patented technologies.  Individual inventors and small companies may lack sufficient capital resources and may also lack in-house personnel with patent licensing expertise and/or experience, which may make it difficult to effectively out-license and/or enforce their patented technologies.

For years, many large companies have earned substantial revenue licensing patented technologies to third parties.  Other companies that do not have internal licensing resources and expertise may have continued to record the capitalized carrying value of their core and or non-essential intellectual property in their financial statements, without deriving income from their intellectual property or realizing the potential value of their intellectual property assets.  Securities and financial reporting regulations require these companies to periodically evaluate and potentially reduce or write-off these intellectual property assets if they are unable to substantiate these reported carrying values.

Our operating subsidiaries seek to enter into business agreements with owners of intellectual property that do not have experience or expertise in the areas of intellectual property licensing and enforcement or that do not possess the in-house resources to devote to intellectual property licensing and enforcement activities or that, for any number of strategic business reasons, desire to more efficiently and effectively outsource their intellectual property licensing and enforcement activities.

•	Effectively and Efficiently Evaluate Patented Technologies for Acquisition, Licensing and Enforcement

Subtleties in the language of a patent, recorded interactions with the patent office, and the evaluation of prior art and literature can make a significant difference in the potential licensing and enforcement revenue derived from a patent or patent portfolio.  Our specialists are trained and skilled in these areas.  It is important to identify potential problem areas, if any, and determine whether potential problem areas can be overcome, prior to acquiring a patent portfolio or launching an effective licensing program.  We have developed processes and procedures for identifying problem areas and evaluating the strength of a patent portfolio before the decision is made to allocate resources to an acquisition or an effective licensing and enforcement effort.

Patent Portfolio Evaluation.  The processes and procedures employed in connection with the evaluation of a specific patent portfolio for acquisition, licensing and enforcement are tailored and unique to each specific situation, and can vary widely, based on the specific facts and circumstances of a specific patent portfolio, technology, related industry and other factors.  Some of the key components of our processes and procedures may include:

•
Utilizing our staff of in-house intellectual property business development executives, patent attorneys, intellectual property licensing executives, and technology engineers to conduct our tailored patent acquisition and evaluation processes and procedures.  We may also leverage the expertise of external specialists and technology consultants.

•	Identifying emerging growth areas where patented technologies will play a vital role in connection with the manufacture or sale of products and services.
•	Identifying core, patented technologies that have been or are anticipated to be widely adopted by third parties in connection with the manufacture or sale of products and services.
•
Considering the impact of subtleties in the language of a patent, recorded interactions with the patent office, evaluating prior art and literature and considering the impact on the potential licensing and enforcement revenue that can be derived from a patent or patent portfolio.

•
Evaluating the strength of a patent portfolio, including consideration of the types of claims and the number of claims potentially infringed by third parties, before the decision is made to allocate resources to an acquisition or an effective licensing and enforcement effort.

•
Identifying and considering potential problem areas, if any, and determining whether potential problem areas can be overcome prior to acquiring a patent portfolio or launching an effective licensing program.

•
Identifying potential infringers, industries within which the potential infringers exist, longevity of the patented technology, and a variety of other factors that directly impact the magnitude and potential success of a licensing and enforcement program.

•	Purchase or Acquire the Rights to Patented Technologies

After evaluation, our operating subsidiaries may elect to purchase the patented technology, or acquire the exclusive right to license the patented technology in all or in specific fields of use.  In either case, the owner of the patent generally retains the rights to a portion of the net revenues generated from a patent portfolio’s licensing and enforcement program.  Our operating subsidiaries generally control the licensing and enforcement process and utilize experienced in-house personnel to reduce outside costs and to ensure that the necessary capital and expertise is allocated and deployed in an efficient and cost effective manner.

•	Successfully License and Enforce Patents with Significant Royalty Potential

As part of the patent evaluation process employed by our operating subsidiaries, significant consideration is also given to the identification of potential infringers, industries within which the potential infringers exist, longevity of the patented technology, and a variety of other factors that directly impact the magnitude and potential success of a licensing and enforcement program.  Our specialists are trained in evaluating potentially infringing technologies and in presenting the claims of our patents and demonstrating how they apply to companies we believe are using our technologies in their products or services.  These presentations can take place in a non-adversarial business setting, but can also occur through the litigation process, if necessary.  Ultimately, we execute patent licensing arrangements with users of our patented technologies through willing licensing negotiations without the filing of patent infringement litigation, or through the negotiation of license and settlement arrangements in connection with the filing of patent infringement litigation.

Patented Technologies

Currently, on a consolidated basis, our operating subsidiaries own or control the rights to over 140 patent portfolios, with patent expiration dates ranging from 2010 to 2029, and covering technologies used in a wide variety of industries, including the following:

•	Aligned Wafer Bonding	•	Enterprise Content Management	•	Optical Switching
•	Audio Communications Fraud Detection	•	Facilities Operation Management System	•	Parallel Processing with Shared Memory
•	Audio Storage and Retrieval System	•	File Locking in Shared Storage Networks	•	Peer to Peer Communications
•	Audio Video Enhancement & Synchronization	•	Flash Memory	•	Physical Access Control
•	Authorized Spending Accounts	•	Fluid Flow Control and Monitoring	•	Picture Archiving & Communication Systems
•	Automated Notification of Tax Return Status	•	Hearing Aid ECS	•	Pointing Device
•	Automated Tax Reporting	•	Heated Surgical Blades	•	Pop-Up Internet Advertising
•	Biosensor	•	High Performance Computer Architecture	•	Portable Credit Card Processing
•	Broadcast Data Retrieval	•	High Quality Image Processing	•	Portable Storage Devices with Links
•	Child-friendly Secure Mobile Phones	•	High Resolution Optics	•	Product Activation
•	Chip-Stacking	•	Image Resolution Enhancement	•	Projector
•	Color Correction for Video Graphics Systems	•	Improved Anti-Trap Safety Technology for Vehicles	•	Purifying Nucleic Acids
•	Compact Disk	•	Improved Commercial Print	•	Radio Communication with Graphics
•	Compiler	•	Improved Lighting	•	Records Management
•	Computer Architecture and Power Management	•	Improved Memory Manufacturing	•	Relational Database Access
•	Computer Graphics	•	Improved Printing	•	Remote Management of Imaging Devices
•	Computer Memory Cache Coherency	•	Information Portal Software	•	Remote Video Camera
•	Computer Simulations	•	Integrated Access	•	Resource Scheduling
•	Consumer Rewards	•	Interactive Content in a Cable Distribution System	•	Rule Based Monitoring
•	Continuous TV Viewer Measuring	•	Interactive Mapping	•	Shape Memory Alloys
•	Copy Protection	•	Internet Radio Advertising	•	Software Installation
•	Credit Card Fraud Protection	•	Interstitial Internet Advertising	•	Software License Management
•	Data Encryption	•	Intraluminal Device Technology	•	Spreadsheet Automation
•	Database Access	•	Laparoscopic Surgery	•	Storage Technology
•	Database Management	•	Laptop Connectivity	•	Surgical Catheter
•	Database Retrieval	•	Lighting Ballast	•	Telematics
•	Digital Newspaper Delivery	•	Location Based Services	•	Television Data Display
•	Digital Signal Processing Architecture	•	Manufacturing Data Transfer	•	Television Signal Scrambling
•	Digital Video Enhancement	•	Medical Image Manipulation	•	Text Auto-Completion
•	Digital Video Production	•	Medical Image Stabilization	•	User Programmable Engine Control
•	Distributed Data Management and Synchronization	•	Medical Monitoring	•	Vehicle Anti-Theft Parking Systems
•	DMT®	•	MEMS	•	Vehicle Maintenance
•	Document Generation	•	Messaging	•	Vehicle Occupant Sensing
•	Document Retrieval Using Global Word Co-Occurrence Patterns	•	Micromirror Digital Display	•	Videoconferencing
•	Dynamic Manufacturing Modeling	•	Microprocessor Enhancement	•	Virtual Computer Workspaces
•	Ecommerce Pricing	•	Microprocessor Memory Management	•	Virtual Server
•	Electronic Address List Management	•	Mobile Computer Synchronization	•	Website Crawling
•	Electronic Message Advertising	•	Multi-Dimensional Database Compression	•	Wireless Data
•	Electronic Securities Trading	•	Network Monitoring	•	Wireless Digital Messaging
•	Embedded Broadcast Data	•	Network Remote Access	•	Wireless LAN
•	Encrypted Media & Playback Devices	•	Online Ad Tracking	•	Workspace with Moving Viewpoint
•	Enhanced DRAM Architecture	•	Online Auction Guarantees
•	Enhanced Internet Navigation	•	Online Promotion

Patent Enforcement Litigation

Our operating subsidiaries are often required to engage in litigation to enforce their patents and patent rights.  Certain of our operating subsidiaries are parties to ongoing patent enforcement related litigation, alleging infringement by third parties of certain of the patented technologies owned or controlled by our operating subsidiaries.

Competition

We expect to encounter increased competition in the area of patent acquisitions and enforcement.  This includes an increase in the number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire.  Entities including Allied Security Trust, Altitude Capital Partners, Coller IP, Intellectual Ventures, Millennium Partners, Open Innovation Network, RPX Corporation and Rembrandt IP Management compete in acquiring rights to patents, and we expect more entities to enter the market.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for technology acquisitions and licensing opportunities.  Many of these competitors may have more financial and human resources than our operating subsidiaries.  As we become more successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we currently rely upon to generate future revenue.

Other companies may develop competing technologies that offer better or less expensive alternatives to our patented technologies that we may acquire and/or out-license.  Many potential competitors may have significantly greater resources than the resources that our operating subsidiaries possess.  Technological advances or entirely different approaches developed by one or more of our competitors could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or uneconomical.

Employees

As of December 31, 2009, on a consolidated basis, we had 44 full-time employees.  Neither we nor any of our subsidiaries are a party to any collective bargaining agreement.  We consider our employee relations to be good.

RISK FACTORS

An investment in our stock involves a number of risks.  Before making a decision to purchase our securities, you should carefully consider all of the risks described in this prospectus.  If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected.  If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of our wholly owned operating subsidiaries.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND WILL PROBABLY INCUR ADDITIONAL LOSSES IN THE FUTURE.

We have sustained substantial losses since our inception.  We may never become profitable, or if we do, we may never be able to sustain profitability.  As of December 31, 2009, our accumulated deficit was $120.2 million.  As of December 31, 2009, we had approximately $53.9 million in cash and cash equivalents along with investments and working capital of $36.0 million.   We expect to incur significant legal, marketing, general and administrative expenses. As a result, it is more likely than not that we will incur losses for the foreseeable future.  However, we believe our current cash and investments on hand will be sufficient to finance anticipated capital and operating requirements for at least the next twelve months.

IF WE, OR OUR SUBSIDIARIES, ENCOUNTER UNFORESEEN DIFFICULTIES AND CANNOT OBTAIN ADDITIONAL FUNDING ON FAVORABLE TERMS, OUR BUSINESS MAY SUFFER.

Our consolidated cash and cash equivalents along with investments totaled $53.9 million and $51.5 million at December 31, 2009 and 2008, respectively.  To date, we have relied primarily upon selling of equity securities and payments from our licensees to generate the funds needed to finance our operations and the operations of our operating subsidiaries.

We may encounter unforeseen difficulties in the future, including the outside influences identified below, that may deplete our capital resources more rapidly than anticipated. As a result, we and or our subsidiary companies may be required to obtain additional financing in the future through bank borrowings, debt or equity financings or otherwise. If we are required to raise additional capital in the future, such additional financing may not be available on favorable terms, or at all, or may be dilutive to our existing stockholders. If we fail to obtain additional capital as and when needed for our subsidiary companies and ourselves, such failure could have a material adverse impact on our business plans and business.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD PLACE STRAINS ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES AND COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources and systems. Further, as our subsidiary companies’ businesses grow, we will be required to manage multiple relationships. Any further growth by us or our subsidiary companies or an increase in the number of our strategic relationships may place additional strain on our managerial, operational and financial resources and systems. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results will be materially harmed.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR ORGANIZATION TO MATCH THE GROWTH OF OUR SUBSIDIARIES.

As our operating subsidiaries grow, the administrative demands upon us and our operating subsidiaries will grow, and our success will depend upon our ability to meet those demands. These demands include increased accounting, management, legal services, staff support, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

OUR REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM OUR FINANCIAL CONDITION.

From January 2005 to present, certain of our operating subsidiaries have continued to execute our business strategy of acquiring patent portfolios and accompanying patent rights.  Currently, on a consolidated basis, our operating subsidiaries own or control the rights to over 140 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.  These acquisitions continue to expand and diversify our revenue generating opportunities. We believe that our cash and cash equivalent balances, anticipated cash flow from operations and other external sources of available credit, will be sufficient to meet our cash requirements through at least March 2011, and for the foreseeable future.  However, due to the nature of our licensing business and uncertainties regarding the amount and timing of the receipt of license fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of our existing licensees and other factors, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to be below market expectations and adversely affect the market price of our common stock.

OUR OPERATING SUBSIDIARIES DEPEND UPON RELATIONSHIPS WITH OTHERS TO PROVIDE TECHNOLOGY-BASED OPPORTUNITIES THAT CAN DEVELOP INTO PROFITABLE ROYALTY-BEARING LICENSES, AND IF THEY ARE UNABLE TO MAINTAIN AND GENERATE NEW RELATIONSHIPS, THEN THEY MAY NOT BE ABLE TO SUSTAIN EXISTING LEVELS OF REVENUE OR INCREASE REVENUE.

Neither we nor our operating subsidiaries invent new technologies or products but instead depend on the identification and acquisition of new patents and inventions through our relationships with inventors, universities, research institutions, and others.  If our operating subsidiaries are unable to maintain those relationships and continue to grow new relationships, then they may not be able to identify new technology-based opportunities for growth and sustainable revenue.

Our current or future relationships may not provide the volume or quality of technologies necessary to sustain our business.  In some cases, universities and other technology sources may compete against us as they seek to develop and commercialize technologies.  Universities may receive financing for basic research in exchange for the exclusive right to commercialize resulting inventions.  These and other strategies may reduce the number of technology sources and potential clients to whom we can market our services.  If we are unable to maintain current relationships and sources of technology or to secure new relationships and sources of technology, such inability may have a material adverse effect on our operating results and financial condition.

THE SUCCESS OF OUR OPERATING SUBSIDIARIES DEPENDS IN PART UPON THEIR ABILITY TO RETAIN THE BEST LEGAL COUNSEL TO REPRESENT THEM IN PATENT ENFORCEMENT LITIGATION.

The success of our licensing business depends upon our operating subsidiaries’ ability to retain the best legal counsel to prosecute patent infringement litigation. As our operating subsidiaries’ patent enforcement actions increase, it will become more difficult to find the best legal counsel to handle all of our cases because many of the best law firms may have a conflict of interest that prevents their representation of our subsidiaries.

OUR OPERATING SUBSIDIARIES, IN CERTAIN CIRCUMSTANCES, RELY ON REPRESENTATIONS, WARRANTIES AND OPINIONS MADE BY THIRD PARTIES, THAT IF DETERMINED TO BE FALSE OR INACCURATE, MAY EXPOSE US AND OUR OPERATING SUBSIDIARIES TO CERTAIN MATERIAL LIABILITIES.

From time to time, our operating subsidiaries may rely upon representations and warranties made by third parties from whom our operating subsidiaries acquired patents or the exclusive rights to license and enforce patents. We also may rely upon the opinions of purported experts.  In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such representations, warranties, and opinions are made. By relying on these representations, warranties and opinions, our operating subsidiaries may be exposed to liabilities in connection with the licensing and enforcement of certain patents and patent rights which could have a material adverse effect on our operating results and financial condition.

IN CONNECTION WITH PATENT ENFORCEMENT ACTIONS CONDUCTED BY CERTAIN OF OUR SUBSIDIARIES, A COURT MAY RULE THAT WE OR OUR SUBSIDIARIES HAVE VIOLATED CERTAIN STATUTORY, REGULATORY, FEDERAL, LOCAL OR GOVERNING RULES OR STANDARDS, WHICH MAY EXPOSE US AND OUR OPERATING SUBSIDIARIES TO CERTAIN MATERIAL LIABILITIES.

In connection with any of our patent enforcement actions, it is possible that a defendant may request and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions.  In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if we or our operating subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results and our financial position.

OUR INVESTMENTS IN AUCTION RATE SECURITIES ARE SUBJECT TO RISKS, INCLUDING THE CONTINUED FAILURE OF FUTURE AUCTIONS, WHICH MAY CAUSE US TO INCUR LOSSES OR HAVE REDUCED LIQUIDITY.

At December 31, 2009, our investments in marketable securities included certain auction rate securities. Our auction rate securities are investment grade quality and were in compliance with our investment policy when purchased.  Historically, our auction rate securities were recorded at cost, which approximated their fair market value due to their variable interest rates, which typically reset every 7 to 35 days, despite the long-term nature of their stated contractual maturities.  The Dutch auction process that resets the applicable interest rate at predetermined calendar intervals is intended to provide liquidity to the holder of auction rate securities by matching buyers and sellers within a market context enabling the holder to gain immediate liquidity by selling such interests at par or rolling over their investment. If there is an imbalance between buyers and sellers the risk of a failed auction exists.  Due to recent liquidity issues in the global credit and capital markets, these securities experienced several failed auctions since February 2008.  In such case of a failure, the auction rate securities continue to pay interest, at the maximum rate, in accordance with their terms, however, we may not be able to access the par value of the invested funds until a future auction of these investments is successful, the security is called by the issuer or a buyer is found outside of the auction process.

At December 31, 2009, the par value of auction rate securities collateralized by student loan portfolios totaled $2.7 million.  As a result of the liquidity issues associated with the failed auctions, we estimate that the fair value of these auction rate securities no longer approximates their par value.  Due to the estimate that the market for these student loan collateralized instruments may take in excess of twelve months to fully recover, we have classified these investments as noncurrent in the accompanying December 31, 2009 consolidated balance sheet.  In addition, as a result of our analysis of the estimated fair value of our student loan collateralized instruments, as described at Note 7 to the consolidated financial statements included elsewhere herein, we have recorded an other-than-temporary loss of $296,000 and $263,000 for our student loan collateralized instruments in the accompanying consolidated statements of operations for the years ended December 31, 2009 and 2008, respectively.

The capital and credit markets have been experiencing extreme volatility and disruption for more than 12 months, and at times, the volatility and disruption have reached unprecedented levels. In several cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers.  Given the deteriorating credit markets, and the sustained incidence of failure within the auction market since February 2008, we may be unable to liquidate a particular issue.  Furthermore, if these market conditions were to persist despite our ability to hold such investments until maturity, we may be required to record additional impairment charges in a future period.  The systemic failure of future auctions for auction rate securities may result in a loss of liquidity, substantial impairment to our investments, realization of substantial future losses, or a complete loss of the investment in the long-term which may have a material adverse effect on our business, results of operations, liquidity, and financial condition. Refer to Note 7 to our accompanying consolidated financial statements, included elsewhere herein, for additional information about our investments in auction rate securities.

RISKS RELATED TO OUR INDUSTRY

OUR EXPOSURE TO UNCONTROLLABLE OUTSIDE INFLUENCES, INCLUDING NEW LEGISLATION, COURT RULINGS OR ACTIONS BY THE UNITED STATES PATENT AND TRADEMARK OFFICE, COULD ADVERSELY AFFECT OUR LICENSING AND ENFORCEMENT BUSINESS AND RESULTS OF OPERATIONS.

Our licensing and enforcement business is subject to numerous risks from outside influences, including the following:

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

Our operating subsidiaries acquire patents with enforcement opportunities and are spending a significant amount of resources to enforce those patents. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, or USPTO, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

Certain of our operating subsidiaries hold and continue to acquire pending patents. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market. See the subheading “Competition is intense in the industries in which our subsidiaries do business and as a result, we may not be able to grow or maintain our market share for our technologies and patents,” below.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater affect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

The assets of our operating subsidiaries consist of patent portfolios, including pending patent applications before the USPTO. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition is intense in the industries in which our subsidiaries do business and as a result, we may not be able to grow or maintain our market share for our technologies and patents.

We expect to encounter competition in the area of patent acquisition and enforcement as the number of companies entering this market is increasing. This includes competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Entities including Allied Security Trust, Altitude Capital Partners, Coller IP, Intellectual Ventures, Millennium Partners, Open Innovation Network, RPX Corporation and Rembrandt IP Management compete in acquiring rights to patents, and we expect more entities to enter the market. As new technological advances occur, many of our patented technologies may become obsolete before they are completely monetized. If we are unable to replace obsolete technologies with more technologically advanced patented technologies, then this obsolescence could have a negative effect on our ability to generate future revenues.

Our licensing business also competes with venture capital firms and various industry leaders for technology licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  As we become more successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we currently rely upon to generate future revenue.

Our patented technologies face uncertain market value.

Our operating subsidiaries have acquired patents and technologies that are at early stages of adoption in the commercial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services. Refer to the related risk factor below.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

The foregoing outside influences may affect other risk factors described in this annual report.

Any one of the foregoing outside influences may cause our company to need additional financing to meet the challenges presented or to compensate for a loss in revenue, and we may not be able to obtain the needed financing. See the heading “If we, or our subsidiaries, encounter unforeseen difficulties and cannot obtain additional funding on favorable terms, our business may suffer” above.

THE MARKETS SERVED BY OUR OPERATING SUBSIDIARIES ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND IF OUR OPERATING SUBSIDIARIES ARE UNABLE TO DEVELOP AND ACQUIRE NEW TECHNOLOGIES AND PATENTS, OUR ABILITY TO GENERATE REVENUES COULD BE SUBSTANTIALLY IMPAIRED.

The markets served by our operating subsidiaries’ licensees frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. Products for communications applications, high-speed computing applications, as well as other applications covered by our operating subsidiaries’ intellectual property, are based on continually evolving industry standards. Our ability to compete in the future will, however, depend on our ability to identify and ensure compliance with evolving industry standards. This will require our continued efforts and success in acquiring new patent portfolios with licensing and enforcement opportunities. While we expect for the foreseeable future to have sufficient liquidity and capital resources needed to maintain the level of acquisitions necessary to keep pace with these technological advances, outside influences may cause the need for greater liquidity and capital resources than expected, as described under the caption “Because our business operations are subject to many uncontrollable outside influences, we may not succeed” above. If we are unable to acquire new technologies and related patent portfolios, or to identify and ensure compliance with evolving industry standards, our ability to generate revenues could be substantially impaired and our business and financial condition could be materially harmed.

THE RECENT FINANCIAL CRISIS AND CURRENT UNCERTAINTY IN GLOBAL ECONOMIC CONDITIONS COULD NEGATIVELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION

Our revenue-generating opportunities depend on the use of our patented technologies by existing and prospective licensees, the overall demand for the products and services of our licensees, and on the overall economic and financial health of our licensees.  The recent financial crisis affecting the banking system and financial markets and the current uncertainty in global economic conditions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in the credit, equity and fixed income markets. If the current worldwide economic downturn continues, many of our licensees’ customers, which may rely on credit financing, may delay or reduce their purchases of our licensees’ products and services.  In addition, the use or adoption of our patented technologies is often based on current and forecasted demand for our licensees’ products and services in the marketplace and may require companies to make significant initial commitments of capital and other resources.  If the negative conditions in the global credit markets delay or prevent our licensees’ and their customers’ access to credit, overall consumer spending on the products and services of our licensees may decrease and the adoption or use of our patented technologies may slow, respectively.  Further, if the markets in which our licensees’ participate experience further economic downturns, as well as a slow recovery period, this could negatively impact our licensees’ long-term sales and revenue generation, margins and operating expenses, which could impact the magnitude of revenues generated or projected to be generated by our licensees, which could have a material impact on our business, license fee generating opportunities, operating results and financial condition.

In addition, we have significant patent-related intangible assets recorded on our consolidated balance sheet. We will continue to evaluate the recoverability of the carrying amount of our patent-related intangible assets on an ongoing basis, and we may incur substantial impairment charges, which would adversely affect our consolidated financial results. There can be no assurance that the outcome of such reviews in the future will not result in substantial impairment charges. Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact our assumptions as to prices, costs, holding periods or other factors that may result in changes in our estimates of future cash flows. Although we believe the assumptions we used in testing for impairment are reasonable, significant changes in any one of our assumptions could produce a significantly different result.

RISKS RELATED TO OUR COMMON STOCK

THE AVAILABILITY OF SHARES FOR SALE IN THE FUTURE COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

In the future, we may issue securities to raise cash for operations and acquisitions. We may also pay for interests in additional subsidiary companies by using shares of our common stock or a combination of cash and shares of our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute stockholders’ ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT OTHERWISE RESULT IN OUR STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE OF THEIR SHARES.

Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

•
Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

•	amendment of our bylaws by the stockholders requires a two-thirds approval of the outstanding shares;

•	the authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover;

•
provisions in our bylaws eliminating stockholders’ rights to call a special meeting of stockholders, which could make it more difficult for stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and bylaws; and

•	the division of our board of directors into three classes with staggered terms for each class, which could make it more difficult for an outsider to gain control of our board of directors.

Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

AS A RESULT OF THE REDEMPTION OF ACACIA RESEARCH-COMBIMATRIX COMMON STOCK FOR THE COMMON STOCK OF COMBIMATRIX CORPORATION, WE MAY BE SUBJECT TO CERTAIN TAX LIABILITY UNDER THE INTERNAL REVENUE CODE.

Our distribution of the common stock of CombiMatrix in the Split-Off Transaction will be tax-free to us if the distribution qualifies under Sections 368 and 355 of the Internal Revenue Code of 1986, as amended, or the Code.  If the Split-Off Transaction fails to qualify under Section 355 of the Code, corporate tax would be payable by the consolidated group as of the date of the Split-Off Transaction, of which we are the common parent, based upon the difference between the aggregate fair market value of the assets of CombiMatrix’s business and the adjusted tax bases of such business to us prior to the redemption.

We received a private letter ruling from the Internal Revenue Service, or the IRS, to the effect that, among other things, the redemption would be tax free to us and the holders of Acacia Research-Acacia Technologies common stock and Acacia Research-CombiMatrix common stock under Sections 368 and 355 of the Code. The private letter ruling, while generally binding upon the IRS, was based upon factual representations and assumptions and commitments on our behalf with respect to future operations made in the ruling request. The IRS could modify or revoke the private letter ruling retroactively if the factual representations and assumptions in the request were materially incomplete or untrue, the facts upon which the private letter ruling was based were materially different from the facts at the time of the redemption, or if we do not comply with certain commitments made.

If the Split-Off Transaction fails to qualify under Section 355 of the Code, corporate tax, if any, would be payable by the consolidated group of which we are the common parent, as described above.  As such, the corporate level tax would be payable by us. CombiMatrix has agreed however, to indemnify us for this and certain other tax liabilities if they result from actions taken by CombiMatrix.  Notwithstanding CombiMatrix’s agreement to indemnify us, under the Code’s consolidated return regulations, each member of our consolidated group, including our company, will be severally liable for these tax liabilities. Further, we may be liable for additional taxes if we take certain actions within two years following the redemption, as more fully discussed in the immediately following risk factor.  If we are found liable to the IRS for these liabilities, the resulting obligation could materially and adversely affect our financial condition, and we may be unable to recover on the indemnity from CombiMatrix.

FOLLOWING THE REDEMPTION OF ACACIA RESEARCH-COMBIMATRIX COMMON STOCK FOR THE COMMON STOCK OF COMBIMATRIX, WE MAY BE SUBJECT TO CERTAIN TAX LIABILITIES UNDER THE INTERNAL REVENUE CODE FOR ACTIONS TAKEN BY US OR COMBIMATRIX FOLLOWING THE REDEMPTION.

Even if the distribution qualifies under Section 368 and 355 of the Code, it will be taxable to us if Section 355(e) of the Code applies to the distribution. Section 355(e) will apply if 50% or more of our common stock or CombiMatrix’s common stock, by vote or value, is acquired by one or more persons, other than the holders of Acacia Research-CombiMatrix common stock who receive the common stock of CombiMatrix in the redemption, acting pursuant to a plan or a series of related transactions that includes the redemption. Any shares of our common stock, the Acacia Research-CombiMatrix stock or the common stock of CombiMatrix acquired directly or indirectly within two years before or after the redemption generally are presumed to be part of such a plan unless we can rebut that presumption. To prevent applicability of Section 355(e) or to otherwise prevent the distribution from failing to qualify under Section 355 of the Code, CombiMatrix has agreed that, until two years after the redemption, it will not take any of the following actions unless prior to taking such action, it has obtained, and provided to us, a written opinion of tax counsel or a ruling from the IRS to the effect that such action will not cause the redemption to be taxable to us, which we refer to in this report collectively as Disqualifying Actions:

•	merge or consolidate with another corporation;

•	liquidate or partially liquidate;

•	sell or transfer all or substantially all of its assets;

•	redeem or repurchase its stock (except in certain limited circumstances); or

•	take any other action which could reasonably be expected to cause Section 355(e) to apply to the distribution.

Further, if we take any Disqualifying Action, we may be subject to additional tax liability.  Many of our competitors are not subject to similar restrictions and may issue their stock to complete acquisitions, expand their product offerings and speed the development of new technology.  Therefore, these competitors may have a competitive advantage over us.  Substantial uncertainty exists on the scope of Section 355(e), and we may have undertaken, may contemplate undertaking or may otherwise undertake in the future transactions which may cause Section 355(e) to apply to the redemption notwithstanding our desire or intent to avoid application of Section 355(e). Accordingly, we cannot provide you any assurance that we will not be liable for taxes if Section 355(e) applies to the redemption.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our reported revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods, revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our common stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•
the dollar amount of agreements executed in each period, which is primarily driven by the nature and characteristics of the technology being licensed and the magnitude of infringement associated with a specific licensee;

•	the specific terms and conditions of agreements executed in each period and the periods of infringement contemplated by the respective payments;

•	fluctuations in the total number of agreements executed;

•	fluctuations in the sales results or other royalty-per-unit activities of our licensees that impact the calculation of license fees due;

•	the timing of the receipt of periodic license fee payments and/or reports from licensees;

•	fluctuations in the net number of active licensees period to period;

•	costs related to acquisitions, alliances, licenses and other efforts to expand our operations;

•	the timing of payments under the terms of any customer or license agreements into which our operating subsidiaries may enter; and

•	expenses related to, and the timing and results of, patent filings and other enforcement proceedings relating to intellectual property rights, as more fully described in this section.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements of developments in our patent enforcement actions;

•	developments or disputes concerning our patents;

•	our or our competitors’ technological innovations;

•	developments in relationships with licensees;

•	variations in our quarterly operating results;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	a change in financial estimates or securities analysts’ recommendations;

•	changes in management’s or securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

•	failure to complete significant transactions.

For example, the NASDAQ Computer Index had a range of $585.69 - $1,183.34 during the 52-weeks ended December 31, 2009 and the NASDAQ Composite Index had a range of $1,265.52 - $2,295.80 over the same period.  Over the same period, our common stock fluctuated within a range of $2.14 - $9.64.

The financial crisis affecting the banking system and financial markets and the current uncertainty in global economic conditions, which began in late 2007 and continued throughout 2009 and into 2010, have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in the credit, equity and fixed income markets. As noted above, our stock price, like many other stocks, has fluctuated significantly recently and if investors have concerns that our business, operating results and financial condition will be negatively impacted by a continuing worldwide economic downturn, our stock price could continue to fluctuate significantly in future periods.

In addition, we believe that fluctuations in our stock price during applicable periods can also be impacted by court rulings and or other developments in our patent licensing and enforcement actions. Court rulings in patent enforcement actions are often difficult to understand, even when favorable or neutral to the value of our patents and our overall business, and we believe that investors in the market may overreact, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings on our business operations and assets.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our common stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our business and financial results.

WE DO NOT ANTICIPATE DECLARING ANY CASH DIVIDENDS ON OUR COMMON STOCK.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this prospectus. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms, variations of such terms or the negative of such terms. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements address future events and conditions concerning product development, capital expenditures, earnings, litigation, regulatory matters, markets for products and services, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate, and other circumstances affecting anticipated revenues and costs, as more fully disclosed in our discussion of risk factors on page 12 of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Additional factors that could cause such results to differ materially from those described in the forward-looking statements are set forth in connection with the forward-looking statements.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of any of the securities offered under this prospectus. Unless otherwise indicated in any applicable prospectus supplement or in any free writing prospectus that we authorize to be provided to you in connection with a specific offering, we intend to use the net proceeds from the sale of the securities offered hereby for our operations and for general corporate purposes, including working capital for our businesses. Pending our use of the net proceeds as described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price or other consideration to be paid in connection with the sale of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	at fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we utilize an underwriter in the sale of the securities being offered, we will execute an underwriting agreement with the underwriter at the time of sale. Any underwriters used in the sale will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may directly solicit offers to purchase the securities. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Underwriters may also cover an over-allotment or short position by exercising their over-allotment option, if any. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

Any underwriters who are qualified market makers on The NASDAQ Global Market may engage in passive market making transactions in the securities on The NASDAQ Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

DESCRIPTION OF WARRANTS

 The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from the related securities. The following sets forth certain general terms and provisions of the warrants that may be offered under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

Warrants may be issued under a warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The applicable warrant agreement and form of warrant certificate will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus is a part. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement and any applicable free writing prospectus. We urge you to read the applicable prospectus supplement and any applicable free writing prospectus related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

            The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants offered;

•	the price or prices at which the warrants will be issued;

•	the designation, number and terms of the shares of our common stock purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	the date, if any, on and after which the warrants and the related common stock or other securities, if any, will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

EXPERTS

The financial statements of Acacia Research Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto (which report on the financial statements expressed an unqualified opinion and contained an explanatory paragraph relating to the change in accounting method for term license agreements), and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is “http://www.sec.gov.” We maintain a website at www.acaciares.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

1.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;

2.	our Current Reports on Form 8-K filed with the SEC on January 26, 2010 and February 19, 2010; and

3.
the description of our common stock contained in the Registration Statement on Form 8-A as filed with the SEC on December 19, 2002, including any amendment or reports filed for the purpose of updating such description.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:

Acacia Research Corporation
Attention:  Investor Relations
500 Newport Center Drive, 7th Floor
Newport Beach, California 92660
Telephone:  (949) 480-8300

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our charter documents provide, however, that our officers and directors shall have no liability for losses or liabilities incurred, except as such losses or liabilities relate to a violation of the duty of loyalty, a breach of good faith, intentional misconduct or knowing violation of law, approval of an improper dividend or stock repurchase or receipt of an improper benefit, in accordance with Delaware law, and they may be indemnified by us to the maximum extent permitted by the Delaware General Corporation law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

$55,786,321 ACACIA RESEARCH CORPORATION Common Stock Warrants

TABLE OF CONTENTS	Page
About this Prospectus	5	______________
Prospectus Summary	6
Risk Factors	12	PROSPECTUS
Cautionary Statement Concerning Forward-Looking Information	22
Use of Proceeds	23	______________
Plan of Distribution	23
Description of Warrants	25	Acacia Research Corporation
Experts	26
Legal Matters	26
Where You Can Find More Information	26
Incorporation of Certain Information by Reference	27
Disclosure of Commission Position on Indemnification for Securities Act Liability	27

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

The following table sets forth the various costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of our securities being registered. Except for the SEC registration fee, all the amounts shown are estimates.

Amount to be paid
SEC registration fee	$2,192
Printing expenses	$10,000
Legal fees and expenses	$17,500
Miscellaneous	$5,000
Total	$34,692

Item 15. Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the Delaware General Corporation Law, Article VII of our restated certificate of incorporation, as amended, provides:

“No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation for serving on a committee of the Board of Directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.”

We have purchased insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not our company would have the power to indemnify him against such liability under the provisions of our restated certificate of incorporation, as amended.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement, if any (1)
4.1	Form of Warrant Agreement (1)
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation (2)
23.1	Consent of Grant Thornton LLP
23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (2)
___________________
(1)	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed.

Item 17. Undertakings.

a.           The registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            4.           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)        The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 1st day of March, 2010.

ACACIA RESEARCH CORPORATION

By:	/s/ Paul R. Ryan
Paul R. Ryan, Chief Executive Officer & Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title
March 1, 2010	/s/ Paul R. Ryan	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors
Paul R. Ryan

March 1, 2010	/s/ Clayton J. Haynes	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Clayton J. Haynes

March 1, 2010	/s/ Robert L. Harris	President and Director
Robert L. Harris

March 1, 2010	*	Director
William S. Anderson

March 1, 2010	*	Director
Fred A. deBoom

March 1, 2010	*	Director
Edward W. Frykman

March 1, 2010	*	Director
G. Louis Graziadio, III

*           /s/  Clayton J. Haynes
Clayton J. Haynes
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement, if any (1)
4.1	Form of Warrant Agreement (1)
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation (2)
23.1	Consent of Grant Thornton LLP
23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (2)
_______________
(1)	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed.